EXHIBIT 9.1

January 16, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4 of Form 1-U dated January 16, 2019 of Cardone Equity Fund V, LLC and are in agreement with the statements contained in paragraph two and three therein as it regards our firm. We have no basis to agree or disagree with other statements of the registrant contained in Item 4.

Sincerely,

/s/ EisnerAmper LLP